Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sovereign Bancorp, Inc. Employee Stock Purchase Plan, Sovereign Bancorp, Inc. 2004 Broad-Based Stock Incentive Plan, and the Sovereign Bancorp, Inc. Bonus Recognition and Retention Program for the registration of 19,000,000 shares of its common stock of our report dated January 20, 2004, except for Note 29, as to which the date is March 8, 2004, with respect to the consolidated financial statements of Sovereign Bancorp, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 13, 2004